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                                                                   Exhibit 10.8

                               TOM'S FOODS INC.
                            DISTRIBUTOR AGREEMENT


     THIS AGREEMENT is made and entered into ___________________, 19____, between Tom's and ____________________________________________________, with its (his) principal place of business at ______________________________________
______________________________________.

                                  WITNESSETH:

     WHEREAS, Tom's, among other items, manufactures or has manufactured for it the Products (as defined herein). All of the Products which Distributor is authorized to sell and distribute pursuant to the terms of this Agreement are listed and described on the Tom's Product List (as defined herein); and
     WHEREAS, Tom's sells the Products to, among others, independent distributors; and
     WHEREAS, the value of Tom's distributorships and the ability to secure Vending Machine (as defined herein) and customer locations are due in large part to the goodwill created by Tom's through its promotion and support of the Products (as defined herein) and the Proprietary Marks (as defined herein); and
     WHEREAS, Distributor desires to enter into the business of selling and distributing the Products and certain other items;
     NOW, THEREFORE, the parties agree as follows:

I. DEFINITIONS
     In addition to the other terms defined in this Agreement, the following terms shall have the meanings set forth in this Section:
     A. Adequate Service - see Section VI.D. In addition to the definition of this term contained in Section VI.D., this term shall also be used herein to describe the time and manner in which the customers of Distributor desire service and/or delivery of Products by Distributor.
     B. Affiliated Products shall mean certain other snack food and confection items and cold and hot beverages which may be specified as "Affiliated
Products" from time to time by Tom's and listed on Appendix A attached to this Agreement and made a part hereof.
     C. Agreement shall mean this Tom's Foods Inc. Distributor Agreement by and between Tom's and Distributor, and any amendment, renewal or successor thereto.
     D. Area shall mean the geographical area within which Distributor operates the Tom's Distributorship and which is more specifically described in Appendix
B attached to this Agreement and made a part hereof.
     E. "base business purchases" - see Section V.B.(2)(a).
     F. Combination Distributorship shall mean a type of distributorship granted by Tom's in which a distributor is authorized to sell and distribute Products and Affiliated Products through Vending Machines, by means of full service direct store door or store front delivery ("DSD"), through other methods of distribution as Tom's may specifically authorize or designate in the future, and to serve as a Delivery Agent, as more specifically provided in Sections II. and VI. below.
     G. Consigned Inventory shall mean an inventory of Products and Affiliated Products owned by Tom's and held on consignment by Distributor to be delivered by Distributor as Delivery Agent to National Accounts.
     H. Deferred Licensing Fee shall mean a non-refundable cash fee due Tom's upon a Transfer, termination or expiration of this Agreement, or renewal of this Agreement, as more specifically described in Section IX.D.(1) below.
     I. Delivery Agent shall mean any person or person(s) designated by Tom's to hold on consignment for Tom's Consigned Inventory and to deliver Consigned Inventory to National Accounts.



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     J. Delivery Fee shall mean the fee paid to Distributor as Delivery Agent for delivering Consigned Inventory to National Accounts.
     K. Distributor shall mean the individual, corporation, partnership or other entity as described in the initial paragraph of this Agreement, and Distributor's legal representatives, heirs, successors and assigns.
     L. Distributor Price List or DPL shall mean the price of each Product as shown on the then-current Tom's Product List.
     M. Distributor's Assets shall mean those assets of Distributor described in Sections XI.D. and XI.E.
     N. force majeure - see Section V.B.(2)(b)
     O. Location shall mean the location of Distributor's Warehouse specified in Appendix B.
     P. National Account Advance - see Section VI.B.
     Q. National Account Assets - see Section XI.H.
     R. National Accounts shall mean retail chain and convenience stores, retail and wholesale mass merchandisers, food service companies, United States armed forces, and local, state and federal political subdivisions and agencies who are customers of Tom's.
     S. Net Cash Flow shall mean net cash generated during the preceding twelve
(12) month or other applicable period from all operating and investment activities of the Tom's Distributorship after payment of directly related cost of goods sold, reasonable operating and administrative expenses, and reasonable management compensation, but before or excluding the payment of any owner withdrawals (other than said reasonable management compensation), debt service, income taxes and dividends, and reduced for deferred maintenance and capital needs (including without limitation, equipment, leasing and financing needs) of the Tom's Distributorship and excluding the effects of the receipts and disbursements arising as a result of Distributor serving as a Delivery Agent. Net Cash Flow shall be determined by Tom's from, among other things, a review of the information and documents shown on and described in paragraph C of Appendix E, including without limitation, federal income tax returns.
     T. OTC/Delivery Agent Distributorship shall mean a type of distributorship granted by Tom's authorizing a distributor to sell and distribute the Products and Affiliated Products by means of full service direct store door or store front delivery ("DSD"), or through other methods of distribution as Tom's may specifically authorize or designate in the future, and to serve as a Delivery Agent, as more specifically provided in Sections II. and VI. below.
     U. Principal Shareholder and/or Principal Partner shall mean the person or persons who have executed the signature page(s) of this Agreement agreeing to be individually and personally bound by all the obligations of the Distributor under this Agreement.
     V. Products shall mean those certain prepackaged snack food and confection items manufactured by or for Tom's under the Proprietary Marks, and listed and described on the Tom's Products List. Products shall not include (i) snack food products and other items sold under any trademark or trade name other than the Proprietary Marks, or (ii) snack food products and other items manufactured by or for Tom's under the Proprietary Marks but which are not listed and described on the Tom's Product List.
     W. Proprietary Marks shall mean the trademarks "Tom's" and "Tom's Great American."
     X. "purchases" - see Section V.B.(2).
     Y. Request - see Section IV.P.
     Z. Tom's shall mean Tom's Foods Inc., a Delaware corporation with its principal office and place of business in Columbus, Georgia, and its affiliates, successors and/or assigns.
     AA. Tom's Distributorship shall mean the business which is the subject matter of this Agreement which authorizes and obligates the Distributor to purchase, market, sell and distribute Products, Affiliated Products and such other authorized products upon the terms and conditions contained in this Agreement.
     BB. Tom's Product List shall mean a list of Products provided to Distributor by Tom's from time to time setting forth the Products available to Distributors in a specific geographic area or region, the prices of each



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Product, the terms of sale and delivery, and, if any, available discounts.  The
Tom's Product List, which is effective as of the date of this Agreement, is attached hereto as Appendix C and made a part hereof.
     CC. "total purchases" - see Section V.B.(2)(b).
     DD. Transfer - see Section IX.B.
     EE. Transfer Fee - see Section IX.D.(2).
     FF. Underdeveloped Area shall mean the portion or portions of the Area that Tom's, in its sole discretion, deems to be undeveloped or underdeveloped by Distributor.
     GG. Vending Distributorship shall mean the type of Distributorship granted by Tom's in which a distributor is authorized to sell and distribute Products and Affiliated Products through Vending Machines, as specifically provided in
Section II. below.
     HH. Vending Machines shall mean manual, electrical and all other types of vending machines through which the Distributor shall sell Products and Affiliated Products.
     II. Warehouse shall mean the Distributor's Warehouse, storage facility or location specified in Appendix B.

II. GRANT
     A. Tom's hereby grants to Distributor the right, and Distributor undertakes the obligation, to conduct and operate the Tom's Distributorship to purchase, market, sell and distribute only:
                (i)   the Products, and
                (ii)  the Affiliated Products.
Distributor shall sell and distribute the Products and Affiliated Products through one of the following:
        (1) Vending Distributorship. If Distributor is granted a Vending Distributorship then Distributor shall sell and distribute the Products and the Affiliated Products through Vending Machines located within the Area or through any purchasers who resell the Products and Affiliated Products solely to consumers through Vending Machines located in the Area. Distributor may not sell or distribute Products and Affiliated Products through any other methods of distribution. Distributor agrees that the Products shall occupy not less than 75% of the facings or spindles in each snack Vending Machine. The remaining facings or spindles may be used to dispense Affiliated Products and other high quality products which are not similar to or competitive with any of the Products and Affiliated Products and are approved in writing in advance by Tom's. With regard to cold and hot beverages, Distributor agrees to use Distributor's best efforts to sell and distribute Affiliated Products through Vending Machines as described above; however, Distributor may sell and distribute such other high quality beverage products through Vending Machines as consumer/market forces dictate. Tom's may at any time inspect or audit Distributor's Vending Machines and/or Warehouse to determine compliance with this Section and this Agreement; or
        (2) OTC/Delivery Agent Distributorship. If Distributor is granted an OTC/Delivery Agent Distributorship then Distributor shall sell and distribute the Products and the Affiliated Products by means of full-service direct store door or store front delivery ("DSD") or through other methods of distribution as Tom's may specifically authorize or designate in the future to customers located within the Area who sell or resell the Products and the Affiliated Products to customers or consumers located within the Area and shall serve as Delivery Agent as described in Section VI below. Distributor may not sell or distribute Products and Affiliated Products (i) through Vending Machines, or
(ii) through any purchasers who resell the Products and Affiliated Products to consumers through Vending Machines; or
        (3) Combination Distributorship. If Distributor is granted a Combination Distributorship then Distributor shall sell and distribute Products and Affiliated Products within the Area by all of the methods of distribution provided for in a Vending Distributorship and an OTC/Delivery Agent Distributorship, subject to the limitations and restrictions provided in this Agreement.



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     B. The Affiliated Products and the channel(s) of distribution through which each Affiliated Product may be sold, if applicable, are specified in Appendix A. Appendix A may be amended unilaterally by Tom's from time to time. Distributor is not required to purchase any of the Affiliated Products.
     C. Distributor has been granted a ________________________________________
Distributorship, and Distributor may sell Products and Affiliated Products by methods of distribution applicable to such Distributorship (as set forth in Section II.A. above).
     D. During the term of this Agreement, provided that Distributor is not in default under any term or provision of this Agreement, TOM's will not designate another distributor for selling or distributing the Products by the same methods of distribution as Distributor within the Area, and Tom's will not itself or through others sell and distribute the Products through such methods of distribution; provided, however, regardless of whether Distributor is in default hereunder, Tom's or its designees may sell and distribute the Products within the Area through any or all of the following: (i) through methods of distribution other than those used by Distributor, (ii) to National Accounts,
(iii) through vending operations organized, acquired or developed by Tom's, its subsidiary and/or its affiliate, (iv) to any customer situated within the Area requesting service, if Distributor is unable or unwilling to provide such service, or (v) to customers located within the Area under private labels, generic packaging and under trademarks other than the Proprietary Marks. Nothing herein shall be construed to prevent or inhibit Tom's in any way from distributing and/or selling merchandise, products, goods, wares or any other things other than the Products within the Area.
     Notwithstanding any other provision of this Agreement, Distributor and Tom's agree that Tom's may designate another distributor to sell and distribute the Products and Affiliated Products, or Tom's, itself or through others, may sell and distribute the Products or Affiliated Products by or through any methods of distribution within the Area upon the occurrence or happening of an event which causes Distributor to be in default under this Agreement. In such event, Tom's shall not be required, prior to designating another distributor or selling and distributing Products or Affiliated Products itself or through others, to notify Distributor of such default or to terminate Distributor for such default; provided, however, Tom's does not waive, but reserves any and all rights to so notify and/or terminate Distributor. Within any given Area, Tom's may designate an OTC/Delivery Agent Distributorship and a Vending Distributorship or a Combination Distributorship.

III. TERM AND RENEWAL; TERMINATION BY DISTRIBUTOR
     A. Except as otherwise provided herein, the initial term of this Agreement shall expire seven (7) years from the date of this Agreement.
     B. The Tom's Distributorship shall continue in full force and effect following the initial term for additional consecutive renewal terms of five (5) years each, subject to Distributor's payment of the Deferred Licensing Fee as described in Section IX.D.(1) hereof and execution of the then-current form of Tom's Distributor Agreement at least 90 days prior to the expiration of the then-current term. The then-current form of Tom's Distributor Agreement may establish performance standards different from and/or greater than those contained in this Agreement. In the event Distributor fails to pay timely the Deferred Licensing Fee or to execute the then-current form of the Tom's Distributor Agreement at least 90 days before the end of the applicable term, Distributor shall be in default hereunder, subject to termination as provided in Section X.C. hereof. Tom's, in its sole discretion, may refuse to renew this Agreement at the end of the initial term or any renewal term by providing written notice to Distributor not less than ninety (90) days prior to the end of the term if: (i) Distributor is in default of any provision of this Agreement; or (ii) Distributor has failed during the initial or any renewal terms to comply with all the terms and conditions of this Agreement, regardless of whether Distributor has subsequently cured any defaults that may have occurred.
     C. Notwithstanding any provision to the contrary contained in this Agreement, upon Distributor failing to execute the then current form of the Tom's Distributor Agreement or upon the giving of notice by Tom's as described in Section III.B. above, Tom's itself or through others may at any time during the applicable ninety (90) day period, at its option and without notice to Distributor, enter the Area and compete with Distributor by, among


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other things, marketing, selling and distributing Products and Affiliated
Products through any methods of distribution, including without limitation, the same methods of distribution used by Distributor. In the event Tom's elects to so compete with Distributor, Tom's shall have the option, exercisable at any time within said ninety (90) day period, to purchase from Distributor and Distributor shall sell to Tom's all or a portion of (as Tom's may choose) Distributor's Assets and National Account Assets upon the terms set forth in Sections XI.D., XI.E. and XI.H. hereof. In such event, Distributor shall convey such assets to Tom's in accordance with Section XI.F. hereof. Further, Distributor agrees that upon Tom's exercise of its option to purchase Distributor's Assets and National Account Assets as described herein, Tom's may begin its due diligence process which shall include, but not be limited to, a review of the items set forth in paragraph C of Appendix E and an analysis of the market within the Area, and during said ninety (90) day period, to operate the Tom's Distributorship in accordance with the terms of this Agreement.

IV.  DUTIES OR DISCRETIONARY SERVICES OF TOM'S
     A. From time to time, Tom's shall provide Distributor with a then-current regional Tom's Products List. The Tom's Products List may be unilaterally amended by Tom's from time to time and at any time during the term of this Agreement.
     B. Provided Distributor is not in default under this Agreement, Tom's shall use its reasonable best business efforts to cause Products purchased by Distributor to be delivered to the Location.
     C. For ninety (90) days following the death of Distributor or of the Principal Partner or Principal Shareholder, Tom's will furnish, upon request of the deceased's personal representative, consulting assistance to the personal representative to assist in the operation of the business, at no expense to Distributor, and management assistance charged at Tom's cost. In the event Tom's provides such consulting or management assistance, Distributor acknowledges and agrees that Tom's shall not, by virtue of providing such assistance or otherwise, assume any of Distributor's liabilities, and Tom's shall have no liability to Distributor for damages, losses, or claims arising out of or in connection with the providing of such assistance.
     D. From time to time, Tom's may assist Distributor in obtaining or purchasing Vending Machine, vehicle, display equipment, computer equipment, or other equipment to assist Distributor in developing and growing the Tom's Distributorship.
     E. Tom's may assist Distributor in finding Vending Machine locations and in locating and selling customer accounts.
     F. Tom's may assist Distributor with the formation of plans to help Distributor develop and grow Distributor's market.
     G. Tom's has produced and continues to produce training programs to assist Distributor in developing and growing his market, including merchandising, selling and marketing training, and to keep Distributors advised on employment matters including hiring, firing, worker's compensation and employee benefits.
     H. Tom's may assist Distributor in financial planning relating to the Distributorship.
     I. Tom's will develop, communicate and make available to Distributor all applicable Tom's marketing and promotion plans and programs.
     J. Tom's will continue to attempt to improve existing Products and to develop new Products in order to meet changing consumer demands.
     K. Tom's will continue to look for ways or means to assist the Distributor in reducing the cost of the operation of the Tom's Distributorship, including without limitation, seeking lower group health, automobile and general liability insurance coverages.
     L. Subject to Tom's ability to do so, Tom's will make available to Distributor technical advice with respect to the repair and maintenance of the Vending Machines and other equipment of Distributor upon mutually agreeable terms.
     M. Subject to availability, Tom's will make available to Distributor vending parts and accessories upon mutually agreeable terms.


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     N. Tom's, itself or through third party vendors, may make available to
Distributor a route distribution computer system which is or will be compatible with Tom's computer system.
     O. Tom's may belong to certain trade groups or associations and if so, Tom's may represent Distributor's interests where consistent with Tom's interests on various matters or issues, including without limitation, legal issues, legislative efforts or actions, tax issues, small business issues, and employment matters.
     P. In order to provide Distributor with an exit strategy, Tom's agrees, upon Distributor's written request or upon the written request of Distributor's representative in the event of Distributor's death or dissolution (the "Request"), to purchase the Tom's Distributorship from Distributor upon the following terms and conditions, to-wit:
        (1) Immediately upon Tom's receipt of the Request, Distributor acknowledges that Tom's may begin its due diligence process which shall include, but not be limited to, a review of the items set forth in paragraph C of Appendix E and an analysis of the market within the Area;
        (2) Upon completion of said due diligence process, Tom's shall purchase from Distributor and Distributor shall sell to Tom's all of Distributor's Assets and National Account Assets upon the terms set forth in Sections XI.D., XI.E. and XI.H. hereof. Distributor shall convey such assets to Tom's in accordance with Section XI.F. hereof; and
        (3) Tom's obligation to purchase as described in this Section IV.P. shall be contingent and conditioned upon Distributor having been at all times in full compliance with all of the terms and conditions of this Agreement during the full three (3) years preceding the date of the Request. If the contingency or condition referenced in the preceding sentence is not met, then Tom's shall not have an obligation to purchase, but shall have an option, exercisable within forty-five (45) days of the Request, to purchase from Distributor and Distributor shall sell to Tom's all or a portion (as Tom's may choose) of said assets upon the terms and conditions described in Sections XI.D., XI.E., XI.F. and XI.H. hereof.

V.   DUTIES OF DISTRIBUTOR
     Distributor understands and acknowledges that the operation of the Distributorship is important to Distributor, Tom's, and other distributors in order to develop and maintain high service standards, to increase the demand for the Products, and to protect Tom's reputation and goodwill. Accordingly, Distributor agrees as follows:
     A. Distributor agrees that during the term of this Agreement, Distributor shall purchase Products from Tom's only, use Distributor's best efforts and diligently attempt to maximize the sale of the Products within the Area, promote and market the Products, exercise good merchandising practices, provide high quality service to Distributor's customers, solicit accounts and locations and develop or improve new or existing business, maintain all Vending Machines in clean, sanitary and good operating condition, technologically upgraded from time to time consistent with good industry standards, and properly rotate all Products, Affiliated Products, and Consigned Inventory to insure freshness.
     B. Distributor acknowledges the importance to Distributor's business and to Tom's and other distributors of annually increasing Distributor's sales volume within the Area. Accordingly, Distributor shall:
        (1) during the remainder of the calendar year during which this Agreement is executed, purchase at least $_________ of the Products from Tom's and purchase at least $_________ of the Products during the first full calendar year of the term of this Agreement;
        (2) during each calendar year during the term of this Agreement subsequent to the first full calendar year, increase Distributor's dollar volume purchases of Products ("purchases") over purchases made during the prior calendar year as follows:
           (a) Base Business. Distributor agrees to increase Distributor's "base business purchases" by a minimum of three percent (3%). "Base business purchases" shall mean the dollar amount of Distributor's purchases of Products for Distributor's own account and shall not include the replenishment of Consigned Inventory if Distributor serves as a Delivery Agent; and


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           (b) Total Purchases.  Distributor agrees to increase Distributor's
"total purchases" by a minimum of three percent (3%). "Total purchases" shall mean the aggregate dollar amount of Distributor's purchases including base business purchases and the replenishment of Consigned Inventory if Distributor serves as a Delivery Agent.
           The purchases and the required growth thereof as described in this Section shall not include and/or will be adjusted for increases or decreases in purchases during the applicable period due to (i) the loss of a National
Account provided such loss is through no fault of Distributor, (ii) the exercise by Tom's of its rights to acquire Underdeveloped Area, (iii) the occurrences of a Transfer approved and consented to by Tom's, and (iv) Acts of God, strikes, explosions, storms, fire, riots, war, and other events of force majeure, but excluding actions by competitors, customers or representatives of Distributor ("force majeure").
        (3) Notwithstanding any provision herein to the contrary, if Distributor has a decrease in total purchases of five percent (5%) or more for any consecutive three (3) month period as compared to the same period of the preceding year, Tom's may exercise its option to terminate this Agreement pursuant to Section X.B.(7) hereof. In determining whether to exercise its option to terminate under this Section, Tom's will consider and make allowances for decreases in total purchases due to (i) force majeure, (ii) the loss of a National Account through no fault of Distributor, (iii) Tom's exercise of its rights to acquire Underdeveloped Area, and (iv) the occurrence of an approved Transfer.
     C. Within ninety (90) days of the receipt of notice from Tom's, Distributor shall (i) purchase and begin using in the operation of the Tom's Distributorship, a computer system, including without limitation, handheld computers and computer software, which has been approved by Tom's and is compatible with any route distribution computer system that Tom's may implement, support or require, and (ii) begin providing to Tom's, at no cost to Tom's, all of Distributor's sales and marketing data relating to the sale and distribution of Products in such form, detail and at such intervals as Tom's may require. Such data shall include, but not be limited to, Product mix, Product sales by channel, identification of Products sold and identification of the locations of Product sales.
     D. Distributor shall maintain a Warehouse which, in the opinion of Tom's, is of adequate size, properly located to provide easy access for delivery of the Products, and is and shall remain in a high degree of sanitation to provide quality assurance.
     E. Distributor shall permit Tom's itself or its designees to enter the Warehouse at any reasonable time for the purpose of conducting sanitation inspections and shall take such reasonable steps as may be necessary to correct immediately any deficiencies so that the Warehouse is in compliance with this Agreement and with federal, state and local laws, rules and regulations.
     F. Distributor shall have and maintain a fleet of service and distribution vehicles which, in the opinion of Tom's, is of adequate size, capacity, and performance level to service the Area; and Distributor shall maintain the fleet of vehicles in good repair and working order and in a clean and sanitary condition.
     G. Distributor agrees to maintain a competent, conscientious and trained staff. Distributor agrees that Distributor's staff will be clean, well-groomed and dressed neatly in accordance with good industry standards.
     H. Distributor shall not sell or offer to sell or donate any out-of-code-date Products for human consumption and shall remove such Products from Distributor's Vending Machines, trucks, Warehouse, other equipment, and from customers' places of business and destroy the same.
     I. Distributor shall purchase from Tom's an initial inventory and thereafter shall promote and sell a representative group of Products from each category of Products.
     J. Distributor agrees that if at any time a lien is placed on any assets (including Distributor's bank account) used by Distributor in the Tom's Distributorship, including, without limitation, any lien by the Internal
Revenue Service or any state or local taxing authority or entity, Distributor will, within three (3) days of the filing or obtaining knowledge of such lien, give Tom's written notice of the same.


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     K. Except as prevented by force majeure, Distributor shall place an order for Products from Tom's at least once each seven (7) days, said order to be for a reasonable quantity of a representative group of Products from each category of Products.
     L. Distributor shall pay all obligations and indebtedness it owes to Tom's and to any other person or entity if Tom's is a guarantor or contingently liable on Distributor's obligations to such other person or entity as such obligations and indebtedness become due and payable. In the event Distributor fails to pay any obligations and indebtedness to Tom's within thirty (30) days of the same being due, in addition to any other remedies available to Tom's, Tom's shall be entitled to collect from Distributor a late fee not to exceed the maximum fee allowed by applicable law. Distributor grants to Tom's the right of set-off to be exercised by Tom's at any time, without notice.
     M. Distributor agrees to use Distributor's best efforts to cooperate with Tom's in its marketing and promotional plans.
     N. Distributor shall operate Distributor's business in compliance with all federal, state and local laws, rules and regulations and in compliance with all of the terms, provisions and covenants of this Agreement.
     O. Distributor or the Principal Shareholder or Principal Partner, as applicable, agrees to be directly involved in the operation of the Tom's Distributorship. Further, during the term of this Agreement, Distributor agrees that neither Distributor nor any shareholder, partner, member or other person or entity having an ownership interest in Distributor or the Tom's Distributorship shall be employed by or have any interest in any direct competitor of Tom's, or any subsidiary, division or affiliate of such competitor. The preceding sentence shall not apply to an ownership interest of less than a one percent (1%) beneficial interest in the outstanding equity securities of any such publicly held competitor.
     P. Distributor shall market, promote, sell and distribute Products throughout all regions or portions of the Area and through all authorized channels of distribution, therefore:
        (1) In the event Tom's determines that there is an Underdeveloped Area, then, in such event, Tom's shall give Distributor written notice thereof. Thereafter Tom's and Distributor shall have a twenty (20) day period to formulate a mutually agreeable plan to develop the Underdeveloped Area. Should Tom's and Distributor be unable to formulate such a plan, then, notwithstanding any provision contained herein to the contrary, Tom's may, at its option, exercisable within twenty-five (25) days of the end of said twenty (20) day period, purchase and Distributor shall sell Distributor's business and all or a portion (as Tom's may choose) of the Distributor's Assets and National Account Assets located in the Underdeveloped Area upon the following terms, to-wit:
           (a) OTC. Tom's shall pay to Distributor for the purchase of such Distributor's Assets and National Account Assets located within the Underdeveloped Area an amount equal to five percent (5%) of Distributor's annual gross over-the-counter sales of Products and Affiliated Products within the Underdeveloped Area over the preceding twelve (12) month period, as such sales are shown upon Distributor's financial statements verified under oath by Distributor to be true and correct, plus the fair market value of any physical assets being purchased as mutually agreed to by Tom's and Distributor. Over-the-counter sales shall mean sales to customers for Distributor's own account as described in Section II.A.(2) above.
           (b) Vending. Tom's shall pay to Distributor for the purchase of such Distributor's Assets and National Account Assets located within the Underdeveloped Area an amount equal to seven percent (7%) of Distributor's annual gross vending sales of the Products and Affiliated Products within the Underdeveloped Area over the preceding twelve (12) month period, as such sales are shown upon Distributor's financial statements verified under oath by Distributor to be true and correct, plus the fair market value of any physical assets being purchased as mutually agreed to by Tom's and Distributor. Vending sales shall mean sales through Vending Machines as described in Section
II.A.(1) above.
           (c) National Accounts Excluded. For the purposes of this Section, Distributor's annual gross over-the-counter and vending sales shall not include sales or deliveries to National Accounts unless such sales or deliveries are made pursuant to Section VI.N. hereof.

           (d) Appraiser. If Tom's and Distributor cannot agree on a fair market value as referenced in subsections V.P.(1)(a) and (b) above within thirty (30) days of Tom's giving notice of the exercise of its rights under this Section V.P., then an independent appraiser shall be designated by Tom's and his determination of the fair market value of such assets shall be final and binding.
           (e) Closing. In the event Tom's exercises its option to purchase as described above, the closing of such purchase shall occur within forty-five
(45) days (or sooner as Tom's may choose) of such exercise. During said forty-five (45) day period Tom's may perform its due diligence which shall include, but not be limited to, a review of the items set forth in paragraph C of Appendix E and an analysis of the market within the Area.
        (2) In all respects under this Section V.P., including, without limitation, the exercise of Tom's rights hereunder, Tom's agrees as follows:
(i) to act in good faith; and (ii) if Tom's elects to exercise its right to purchase said assets, it may do so no more than once in any consecutive twelve
(12) month period.
        (3) In the event Tom's purchases Distributor's business and assets in the Underdeveloped Area as described above, Distributor shall have no further rights or interest in and to the Underdeveloped Area and the Area shall be redrawn and redefined by Tom's to exclude the Underdeveloped Area and Appendix B to this Agreement shall be amended accordingly. In such event, Tom's may, itself or through others, by or through any means, method or technique, sell and distribute Products and Affiliated Products within the Underdeveloped Area. Distributor agrees to convey to Tom's any assets purchased pursuant to this
Section V.P. free and clear of all liens and encumbrances and agrees to execute all documents Tom's deems necessary to convey such title to Tom's.
        (4) The rights and remedies provided Tom's under this Section V.P. are in addition to and not in lieu of any other rights or remedies available to Tom's hereunder, including without limitation, any such rights and remedies provided under Section X. hereof.
        (5) For the purposes of this Section V.P., the term "fair market value" shall mean the amount at which the above physical assets would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of the relevant facts.

VI. DELIVERY AGENT
     Distributor agrees that in addition to any other duties and obligations contained in this Agreement, Distributor will serve as the non-exclusive Delivery Agent for Tom's within the Area. As the Delivery Agent, Distributor agrees:
     A. to hold on consignment for Tom's Consigned Inventory;
     B. Tom's has advanced to Distributor the amount of $___________________ ("National Account Advance"). Distributor will order, on behalf of Tom's, Consigned Inventory of the value of said amount and will hold the same on consignment for Tom's. Distributor agrees that if at any time during the term of this Agreement, Tom's determines that the Consigned Inventory or National Account Advance is insufficient or exceeds that which is necessary to provide Adequate Service, then Distributor shall, as the case may be, accept additional Consigned Inventory or National Account Advance or return such excess or its National Account Advance equivalent to Tom's within fifteen (15) days of notice from Toms;
     C. to deliver Consigned Inventory to National Accounts situated within the Area with only the special and limited powers, duties and authorities specifically and expressly set forth in this Section VI. Tom's will notify Distributor in writing as to the names and locations of the National Accounts;
     D. to deliver Consigned Inventory at such times and in such manner as may be requested by the National Accounts and Tom's ("Adequate Service"), and to order from Tom's additional Consigned Inventory to replenish that which was delivered to the National Accounts;
     E. all sales to National Accounts shall be sales directly between Tom's and the National Accounts. The proceeds of all such sales shall belong to and be the property of Tom's and all collections and credit risks from such sales shall likewise be the responsibility of or borne by Tom's;
     F. to use such delivery tickets, credit tickets, price lists, software, and computer interfaces as may be deemed necessary by Tom's for Distributor to perform its duties as Delivery Agent in accordance with the terms of this Agreement. Distributor agrees to submit such delivery tickets, credit tickets, other documentation or electronic or computer data to Tom's within seven (7) days of the date of such tickets, documentation, or data or sooner if Tom's so directs. Distributor agrees to perform its duties as Delivery Agent in accordance with the terms, policies and procedures of Tom's relating to Delivery Agents and National Accounts which terms, policies and procedures may be unilaterally amended by Tom's from time to time and at any time during the term hereof, upon thirty (30) days prior written notice by Tom's;
     G. at any reasonable time, authorized representatives of Tom's shall have the right to enter and inspect the Warehouse to enable Tom's to inspect and verify the Consigned Inventory;
     H. Tom's will pay to Distributor the Delivery Fee as provided in Appendix F attached hereto and made a part hereof. Appendix F may be unilaterally amended by Tom's from time to time and at any time during the term of this Agreement, upon thirty (30) days prior written notice from Tom's;
     I. Tom's will furnish, at its expense, all display equipment and other equipment needed for or requested by National Accounts, and that such display equipment and other equipment so furnished shall be owned by Tom's and held by Distributor for Tom's.
     J. all expenses for office, clerical, warehousing, returns and allowances for Consigned Inventory and delivery costs incurred by the Distributor as Delivery Agent, will be solely the responsibility of Distributor. Distributor will prepare on behalf of Tom's all property tax returns for the Consigned Inventory and equipment held by Distributor for Tom's. Within a reasonable time prior to the filing date, Distributor will forward such returns to Tom's for review. Distributor will also obtain each license required of it as a Delivery Agent and bill Tom's, together with proper documentation, for the expense of obtaining such license;
     K. upon Tom's request, Distributor will prepare a listing or accounting of the Consigned Inventory, in form and in such detail as Tom's may require. Distributor agrees to furnish the listing or inventory to Tom's within ten (10) days of Tom's request. Should Distributor fail to comply with any request by Tom's to provide this listing or inventory of Consigned Inventory, in addition to any other rights of Tom's under this Agreement, Distributor agrees that Tom's may at any time have access to the Warehouse to specifically identify the Consigned Inventory. Distributor agrees that Tom's identification of the Consigned Inventory shall be final and binding upon Distributor;
     L. the Consigned Inventory may from time to time change in specifics, but the ownership, title and interest of Tom's therein shall remain in effect. The ownership, title and interest of Tom's shall continue in the Consigned
Inventory ordered by Distributor to replenish the same as it is delivered to National Accounts. The Consigned Inventory shall remain the property of Tom's, and Tom's shall hold the title thereto until delivered to the National
Accounts, with all risk of loss, other than returns and allowances, to be borne by Tom's, except that the Distributor will be fully responsible for losses due to the willful and negligent acts of Distributor. In the event of loss, if Consigned Inventory is commingled by Distributor with Distributor's inventory of Products and Affiliated Products, then the loss shall be shared pro rata by Tom's and Distributor based on total inventory owned by each at the Warehouse;
     M. only Consigned Inventory shall be delivered pursuant to this Section VI. and that Distributor will certify to this effect on every delivery ticket or other proof of delivery submitted to Tom's by Distributor;
     N. with Tom's prior consent which consent will not be unreasonably withheld, Distributor shall have the right to solicit the National Accounts' locations located within the Area and to sell the same for Distributor's own account;
     O. Tom's makes no representation, warranty or guarantee with regard to the level of business Tom's may or may not have or do with any National Account. Further, Distributor acknowledges and agrees that Tom's has no obligation whatsoever to Distributor to increase or grow the Tom's business with any National Accounts, to maintain any level of business with any National Account, or to pay "greens fees", slotting allowances or other similar charges or fees to any National Account;
     P. failure by Distributor to provide Adequate Service to any National Account constitutes a default under this Agreement, and Tom's, in addition to any other right or remedy provided it hereunder, shall have the right immediately to make other arrangements for service to that National Account without notice and without any liability to Distributor whatsoever, and Distributor shall have no further rights or obligations relating to that National Account;
      Q. within fifteen (15) days of the termination or expiration of this Agreement, Distributor will return to Tom's, at Distributor's expenses, all Consigned Inventory or pay to Tom's in cash the National Account Advance, whichever is greater. Further, within said fifteen (15) day period, Distributor agrees to return to Tom's, at Distributor's expense, all Tom's display equipment not located in a National Account's location.

VII.  CONFIDENTIAL INFORMATION
      During the term of this Agreement and during all times following termination or expiration of this Agreement, Distributor shall not communicate, divulge or use for the benefit of any other person, entity, partnership, association, or corporation any confidential information, knowledge, or know-how concerning Tom's, the operation of Tom's or the Tom's Distributorship which may be communicated to Distributor or of which Distributor may be apprised by virtue of Distributor's operation under the terms of this Agreement, or any agreements or dealings between Distributor and Tom's, including without limitation, any computer software that Tom's may develop, marketing plans and programs, pricing policies, promotions, financing and credit policies, and sales strategies and plans.

VIII. INSURANCE
      Distributor shall procure, prior to the commencement of any operations under this Agreement, and shall maintain in full force and effect at all times during the term of this Agreement, at Distributor's expense, an insurance policy or policies for the benefit of Distributor and Tom's, as may be specified in Appendix D attached to this Agreement and made a part hereof which may be unilaterally amended from time to time by Tom's. Upon request, Distributor shall provide Tom's with evidence that such insurance has been obtained.

IX.   TRANSFER OF INTEREST
      A. Tom's shall have the right to transfer or assign all or any part of its rights or obligations under this Agreement to any person or legal entity.
      B. Distributor understands and acknowledges that the rights and duties set forth in this Agreement are personal to Distributor, and that Tom's has granted the rights hereunder in reliance on the business skill, financial capacity and personal character of Distributor or the owners of Distributor. Accordingly, neither Distributor, nor any Principal Shareholder or Principal Partner, nor any individual, partnership, corporation, or other legal entity which directly or indirectly owns any interest in the Tom's Distributorship shall sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any direct or indirect interest in the Tom's Distributorship (including, without limitation, any direct or indirect interest in a Distributor that is a corporation, partnership or other business entity), or any right, obligation or interest in or under this Agreement or in a substantial portion of the assets of the Tom's Distributorship (a "Transfer"), without the prior written consent of Tom's which will not be unreasonably withheld. Any purported Transfer by operation of law or otherwise, not having the written consent of Tom's required by this Section IX.B. shall be null and void and shall constitute a material breach of this Agreement, for which Tom's may then terminate without opportunity to cure pursuant to Section X.B.(3) of this Agreement.
      Tom's may, in its sole discretion, condition its consent to a Transfer upon the fulfillment of certain requirements, contingencies and conditions, including without limitation, the requirements that the prospective purchaser be adequately capitalized as described in Appendix E and the transferor executes a general release of Tom's in form satisfactory to Tom's. Said requirements, contingencies and conditions shall be established by Tom's, and may be unilaterally changed by Tom's from time to time and at any time. Said requirements, contingencies and conditions will be uniformly applied and consistently enforced for all Tom's distributors. Distributor may obtain a copy of such requirements, contingencies and conditions upon written request of Tom's.

     C. Any party holding any direct or indirect interest in Distributor or the Tom's Distributorship and who desires to accept any bona fide, arm's length offer from a third party to purchase all or any part of such interest shall notify Tom's in writing of each such offer, and shall provide information and documentation relating to the offer as Tom's may require, including without limitation, such information as shown on and described in Appendix E to this Agreement. Tom's shall have the right and option, exercisable within thirty
(30) days after receipt of such written notification and documentation, to purchase the seller's interests on the same terms and conditions offered by the third party. In the event Tom's elects to exercise such right and option, Tom's shall notify Distributor of such election in writing within said thirty
(30) day period. If the terms and consideration offered by a third party are such that Tom's may not reasonably be required to furnish the same terms and consideration, then Tom's may purchase the interest proposed to be sold for the reasonable equivalent. If the parties cannot agree, within a reasonable time, on the reasonable equivalent, an independent appraiser shall be designated by Tom's, and his determination of a reasonable equivalent shall be binding. In the event that Tom's elects to purchase the seller's interest, Tom's may immediately begin its due diligence process which shall include, but not be limited to, a review of the items set forth in paragraph C of Appendix E and an analysis of the market within this Area. The due diligence process and closing on such purchase must occur within forty-five (45) days (unless sooner as Tom's chooses) from the date of notice to the seller of the election to purchase by Tom's. Any material change in the terms of any offer prior to closing shall constitute a new offer subject to the same rights of first refusal by Tom's as in the case of an initial offer. Should Tom's not exercise its option to purchase, such failure to exercise shall not affect Tom's rights under Section IX.B. hereof, which rights are specifically reserved nor shall such failure to exercise be deemed or considered to constitute Tom's consent to or approval of the Transfer. In the event Tom's does not exercise its right of first refusal, does not consent to the Transfer and Distributor indicates a desire to consummate the Transfer, then in such event Tom's may, itself or through others, at any time before or after the Transfer, at its sole option and without any liability to Distributor whatsoever, enter the Area and compete with Distributor by, among other things, marketing, selling and distributing Products and Affiliated Products through the same methods of distribution as used by Distributor.
     D. (1) In the event of (i) a Transfer, whether or not Tom's consented thereto, (ii) termination or expiration of this Agreement for any reason, or
(iii) a renewal of this Agreement, Distributor agrees to pay to Tom's the Deferred Licensing Fee. The Deferred Licensing Fee shall be equal to two and one-half percent (2.5%) of "total purchases" (as defined in Section V.B.(2)) over the preceding twelve (12) month period. Notwithstanding the preceding sentence, any Deferred Licensing Fee paid upon renewal of this Agreement, subsequent to the first renewal following the initial term of this Agreement, shall be equal to two and one-half percent (2.5%) of the increment or increase in "total purchases" (as defined in Section V.B.(2)) for the applicable preceding twelve (12) month period over the "total purchases" (as defined in Section V.B.(2)) used in calculating the Deferred Licensing Fee at the end of the previous term. With regard to a Transfer, the Deferred Licensing Fee shall be prorated in accordance with the percentage of interest, assets or value of the Tom's Distributorship so transferred. However, if the Transfer, whether taken separately or in combination with any other Transfer, conveys or transfers more than fifty percent (50%) of the ownership interest in the Distributor, effective controlling interest of the Distributor, or a substantial portion of the assets of the Tom's Distributorship, then the full Deferred Licensing Fee shall be due and payable. The calculation of the Deferred Licensing Fee and the determination of whether a full Deferred Licensing Fee is due shall be made exclusively by Toms, and such calculation and determination shall be binding upon Distributor. The Deferred Licensing Fee shall be paid in cash at or before the consummation of such Transfer, the effective date of expiration or termination or renewal.
        (2) In the event of a Transfer, whether or not Tom's consented thereto, in addition to the Deferred Licensing Fee, Distributor agrees to pay to Tom's a non-refundable "Transfer Fee" equal to $1,500.00, which shall be payable in cash contemporaneously with or prior to the consummation of such Transfer.
     E. In the event that a Principal Shareholder or Principal Partner of Distributor transfers any part of said Principal Shareholder's or Principal Partner's interest in Distributor or the Tom's Distributorship pursuant to
Section IX. hereof, Tom's may require Distributor to designate a new Principal Shareholder or Principal Partner of Distributor, subject to the prior approval of Tom's, who shall thereupon execute an agreement to be personally bound by the terms and provisions of this Agreement.

X. DEFAULT AND TERMINATION
   A. TERMINATION WITHOUT NOTICE. Distributor shall be in default under the Agreement, and all rights granted herein shall automatically terminate without notice to Distributor:
     (1) If Distributor shall become insolvent or make a general assignment for the benefit of creditors;
     (2) If a petition in bankruptcy is filed by Distributor or such a petition is filed against and not opposed by Distributor;
     (3) If Distributor is adjudicated as bankrupt or insolvent;
     (4) If a bill in equity or other proceeding for the appointment of a receiver of Distributor or other custodian for Distributor's business or assets is filed and consented to by Distributor;
     (5) If a receiver or other custodian (permanent or temporary) of Distributor's Assets or other property, or any part thereof, is appointed by any court of competent jurisdiction;
     (6) If proceedings for a composition with creditors under any state or federal law should be instituted by or against Distributor;
     (7) If a final judgment remains unsatisfied or of record for ninety (90) days or longer (unless a supersedeas bond is filed);
     (8) If Distributor is dissolved;
     (9) If execution is levied against Distributor's business or property;
     (10) If suit to foreclose any lien or mortgage against Distributor's Warehouse, vehicles, or other equipment is instituted against Distributor and not dismissed within ninety (90) days;
     (11) If the real or personal property of Distributor shall be sold by levy thereupon by any sheriff, marshal or constable.
   B. OPTION TO TERMINATE. Distributor shall be deemed to be in default and Tom's, at its option, may terminate this Agreement and all rights granted hereunder, without affording Distributor any opportunity to cure the default, effective immediately upon mailing of notice to Distributor, upon the occurrence of any of the following events:
     (1) If Distributor at any time ceases to operate or otherwise abandons all or a portion of the Tom's Distributorship, or otherwise abandons or forfeits the right to do or transact business in all or any portion of the Area;
     (2) If Distributor or a Principal Partner or Principal Shareholder is convicted of a felony or any crime involving moral turpitude;
     (3) If Distributor or any partner or shareholder of Distributor or Distributor's personal representative purports to transfer any rights or obligations under this Agreement or any interest in Distributor of the Tom's Distributorship to any third party without Tom's prior written consent;
     (4) If Distributor, after curing a default pursuant to Section X.C. hereof, commits the same default again, whether or not cured after notice;
     (5) If Distributor repeatedly is in default under Section X.C. hereof for failure to comply with any of the requirements imposed by this Agreement whether or not cured after notice;
     (6) If Distributor is an individual, upon the death of Distributor, and if Distributor is a partnership, corporation or other business entity, upon the death of the Principal Partner or Principal Shareholder;
     (7) If Distributor defaults under the provisions of Section V.B.(3) of this Agreement;
     (8) If Distributor makes a false statement or misrepresentation to Tom's or if Distributor defrauds, cheats or deceives Tom's in connection with or relating in any way to the Tom's Distributorship;
     (9) If Distributor defaults under any other agreement or account between Distributor and Tom's, whether now or hereafter existing;

     (10) If Distributor, in Tom's sole opinion, after initiating a remedy or acceptable plan to cure a default under Section X.C. hereof, abandons or otherwise fails to diligently pursue to completion such remedy or plan;
     (11) If Distributor fails to submit, in a timely manner, delivery tickets, credit tickets, other documentation or electronic or computer data to Tom's which is required of Distributor as the Delivery Agent; or
     (12) If Distributor, in Tom's sole discretion, is converting the Tom's Distributorship to a non-Tom's distributorship or is removing and replacing Products from the Tom's Distributorship with products or other merchandise not authorized under Section II.A.
    C. TERMINATION AFTER NOTICE OF DEFAULT; TIME TO CURE. Except as (i) provided in Section X.A. and X.B. of this Agreement, (ii) provided by applicable law, (iii) to the payment of any obligations or indebtedness to Tom's, or to any other person or entity as hereinafter described, and (iv) to the failure to provide Adequate Service to National Accounts or customers of Distributor, upon any default by Distributor, Tom's may terminate this Agreement by giving written notice of termination stating the nature of such default to Distributor at least thirty (30) days prior to the effective date of termination; provided, however, that Distributor may avoid termination by curing such default to Tom's satisfaction within thirty (30) days of the date of said written notice. If the default is of a nature that the same cannot reasonably be cured within thirty (30) days, then Distributor may avoid termination by immediately initiating a plan or remedy to cure such default within thirty (30) days of said written notice and diligently pursuing and completing such cure to Tom's satisfaction and providing proof thereof within a reasonable period after said written notice not to exceed ninety (90) days. If the default is not cured within thirty (30) days or any such plan or remedy to cure is not initiated or not diligently pursued and completed within the specified time or such longer period as may be agreed or as applicable law may require, and this Agreement has not been terminated pursuant to Section X.B.(10) above, then this Agreement shall terminate without further notice to Distributor effective immediately upon the expiration of the thirty (30) day or ninety (90) day period as applicable.
       As to the payment of any obligations or indebtedness owed by Distributor to Tom's or to any other person or entity if Tom's is a guarantor or contingently liable on Distributor's obligations to such other person or entity, or as to the failure of Distributor to provide Adequate Service to National Accounts or customers of Distributor, Tom's shall give Distributor written notice of any failure to pay promptly any such obligation or indebtedness or provide Adequate Service and should Distributor fail to pay the same or correct such inadequate service within ten (10) days of the date of such notice, all sums owed by Distributor to Tom's shall, at Tom's option, be due and payable without any further notice and/or Tom's shall have the option to terminate this Agreement without further notice to Distributor.

XI. OBLIGATIONS UPON TERMINATION OR EXPIRATION
    Upon termination or expiration of this Agreement, all rights granted hereunder to Distributor shall immediately terminate, and Distributor and Tom's agree as follows:
    A. Distributor shall immediately cease to operate the Tom's Distributorship and shall not thereafter, directly or indirectly, represent to the public or hold himself or itself out as a present or former Distributor of Tom's.
    B. Distributor shall immediately (i) permanently cease to use, in any manner whatsoever, the Proprietary Marks; (ii) return and deliver to Tom's any advertising, promotional, or merchandising materials and any other documents containing the Proprietary Marks; and (iii) because Distributor's customer and Vending Machine locations were/are acquired in large part by the effect of goodwill associated with the Proprietary Marks and the Products, release and relinquish all rights to said locations, and shall convey the same to Tom's in accordance with Sections XI.E. and XI.F. Upon expiration or termination of this Agreement Tom's itself or its designees shall have the right immediately to sell and distribute Products and Affiliated Products within the Area by any methods of distribution. Further, within thirty (30) days after the expiration or termination of this Agreement,

Distributor shall remove the Proprietary Marks from any truck, vehicle, Vending
 Machine, or other equipment not purchased by Tom's or an approved third party as provided herein.
     C. Within ten (10) days after the effective date of termination or expiration of this Agreement, Distributor shall pay in full all sums owing to Tom's and to any other person or entity if Tom's is a guarantor or contingently liable on Distributor's obligations to such other person or entity, whether or not the same are current or due. In the event of termination for any default of Distributor, such sums shall include all damages, costs, and expenses, including reasonable attorneys' fees, incurred by Tom's as result of the default, which obligation shall give rise to and remain, until paid in full, a lien in favor of Tom's against the Warehouse, and any and all personal property, vehicles, equipment, fixtures, and inventory owned by Distributor at the time of default.
     D. Tom's shall have the option, exercisable within fifteen (15) days after the effective date of termination or expiration of this Agreement, to purchase from Distributor and Distributor shall sell to Tom's all usable, current dated Products owned by Distributor, at Distributor's net cost, and Distributor shall destroy all out-of-code-date and broken lots of Products (including Products without sufficient remaining shelf life to afford salability) then owned by Distributor.
     E. Tom's shall have the option, to be exercised within forty-five (45) days after termination or expiration of this Agreement (or sooner at Tom's option), to purchase from Distributor and Distributor shall sell to Tom's all or a portion (as Tom's may choose) of Distributor's Vending Machines, customer and Vending Machine locations and lists, vehicles, equipment, fixtures, supplies, parts, cash, general intangibles, accounts, documents, instruments, furniture, furnishings and other assets which are used in the operation of the Tom's Distributorship (excluding real estate), (these assets together with the assets described in Section XI.D. above are herein referred to as "Distributor's Assets"), at fair market value as provided in Appendix E. Distributor acknowledges that the value of the Tom's Distributorship and/or its assets and the ability to secure customer and Vending Machine locations are due in large part to the goodwill created by Tom's. Distributor and Tom's agree that for the purposes of this Section XI., fair market value as determined in Appendix
E, shall not include any value for (i) goodwill, (ii) Distributor's right or license to sell and distribute Products, if any, and (iii) any sales and deliveries to National Accounts except for such sales and deliveries made pursuant to Section VI.N. hereof. Further, immediately upon Tom's exercising its option to purchase as described above, Distributor agrees that Tom's may begin its due diligence process which shall include, but not be limited to, a review of the items set forth in paragraph C of Appendix E and an analysis of the market within the Area.
     F. With respect to Distributor's Assets and the National Account Assets which are subject to Tom's option or obligation to purchase as described in Sections XI.D., XI.E., XI.H. and other sections of this Agreement, Distributor shall convey such assets to Tom's free and clear of all liens and encumbrances, except for such liens as Tom's may agree in writing to take subject to or assume, and Distributor shall execute any and all documents necessary to convey such assets to Tom's. Further, the closing of the sale of Distributor's Assets and National Account Assets as described herein shall occur within forty-five
(45) days (or sooner as Tom's may choose) of Tom's exercise of its option to purchase or the completion of its due diligence process, whichever is last to occur.
     G. Notwithstanding any provision in this Agreement to the contrary, Distributor's obligation to sell to Tom's as provided herein shall be subject to or limited by Distributor's right to sell, within the applicable time periods, the Tom's Distributorship or applicable portion thereof or the applicable assets to a third party at a price higher than that which is provided for in Appendix E. Provided, however, Distributor's right to sell to such third party shall not delay Tom's exercise of its option to purchase and shall be subject to and limited by the provisions of Section IX.B. and Section IX.C. hereof, regardless of whether Distributor's sale takes place during or after the term of this Agreement.
     H. In the event Tom's is obligated or exercises an option to purchase Distributor's Assets as provided herein, and there are certain of Distributor's Assets to be purchased which are used by Distributor exclusively in the performance of Distributor's duties as Delivery Agent ("National Account Assets"), then in such event, and provided Distributor can demonstrate and prove to Tom's satisfaction the existence of the National Account Assets, Tom's shall purchase and Distributor shall sell to Tom's the National Account Assets at a value as mutually agreed to by Tom's and Distributor. If Tom's and Distributor cannot agree on a value for the National Account Assets within thirty (30) days of Tom's exercise of its option to purchase or of Tom's obligation to purchase, as applicable, then an independent appraiser shall be designated by Tom's and his determination of the value of the National Account Assets shall be final and binding.
      I. Distributor acknowledges that if this Agreement is terminated due to Distributor's default, then such default and termination shall injure and cause damage to Tom's and Tom's reputation and goodwill. Consequently, Distributor shall be liable to Tom's and shall reimburse Tom's for any such injury or damage, including without limitation, all costs and expenses incurred by Tom's in recapturing and redeveloping the market within the Area, and lost profits of Tom's.
      J. Neither party to this Agreement nor their officers, directors, shareholders or employees shall make or publish any derogatory, disparaging, discrediting or harmful comment regarding the other.

XII.  COVENANTS
      A. Distributor specifically acknowledges that, pursuant to this Agreement, Distributor will receive valuable confidential information, including, without limitation, information regarding the operations, sales, promotional and marketing methods and techniques of Tom's and Tom's distributors. Distributor covenants that during the term of this Agreement and for a period of two (2) years following the termination or expiration thereof for any reason, Distributor, either directly or indirectly, for Distributor's self, or through, on behalf of, or in conjunction with any person or legal entity, shall not engage in or have any interest in any business engaged in the sale or distribution of prepackaged, ready-to-eat snack-food products to customers within the Area other than the Tom's Distributorship.
      B. Distributor expressly agrees that the existence of any claims it may have against Tom's, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Tom's of the covenant set out in this Section XII. Distributor agrees to pay all costs and expenses (including without limitation reasonable attorneys' fees) incurred by Tom's in connection with the enforcement of this Section XII.
      C. Distributor understands and acknowledges that Tom's shall have the right, in its sole discretion, to reduce the scope of any covenant set out in this section, or any portion thereof, without Distributor's consent, effective immediately upon mailing of notice to Distributor; and Distributor agrees that Distributor shall comply forthwith with any covenant as so modified, which shall be fully enforceable.
      D. Distributor acknowledges that Distributor's violation of the terms of this Section XII. would result in irreparable injury to Tom's for which no adequate remedy at law may be available. Distributor and Tom's acknowledge and agree that the provisions of the above covenants not to compete pertaining to scope, term, duration and geographic area are reasonable. Should a court of competent jurisdiction determine otherwise, Distributor agrees that the provisions hereof relating to the scope, term, duration and geographic area shall be enforceable against him to the maximum time and greatest geographical area allowable under applicable law.
      E. At Tom's request, Distributor shall require and obtain execution of covenants similar to those set forth in this Section XII. from any or all principals, managers, officers, directors, shareholders, partners (general or limited) and members of the Distributor. Every covenant required by this subsection shall be in a form satisfactory to Tom's. Failure by Distributor to obtain execution of a covenant required by this subsection shall constitute a default under Section X.C. of this Agreement.


XIII. PROPRIETARY MARKS
      Tom's and Distributor acknowledge and agree:
      A. Tom's is the sole owner of all right, title and interest in and to the Proprietary Marks and all goodwill associated with and symbolized by the same. The value of the Tom's Distributorship and the ability to secure Vending Machine and customer locations are due in large part to the public's acceptance of the goodwill created by the Proprietary Marks and the Products, and Tom's efforts to support, promote and enhance the same. Distributor is granted a non-exclusive license to use the Proprietary Marks as authorized herein, but Distributor's use of the same does not give Distributor any ownership interest or other interest in said Proprietary Marks, and all goodwill arising therefrom inures solely to Tom's.
     B. In the event that litigation involving the Proprietary Marks is instituted or threatened against Distributor, Distributor shall provide prompt written notice and tender the complete defense and handling of any such suit to Tom's. Distributor shall cooperate fully with Tom's in defending or settling such litigation and shall execute any and all documents and do such acts and things as may be necessary, in the opinion of counsel for Tom's, to carry on or settle such litigation.
     C. (1) Distributor shall use only the Proprietary Marks and shall use the same only for the sale and distribution of the Products or as otherwise authorized by Tom's. Any unauthorized use of the Proprietary Marks shall constitute an infringement of Tom's rights and a default hereunder.
        (2) Distributor shall identify Distributor as the owner of the Tom's Distributorship in conjunction with any use of the Proprietary Marks, shall not use the Proprietary Marks as part of Distributor's corporate or other legal name nor use the same to incur any obligation or indebtedness on behalf of Tom's.
        (3) Distributor shall exhibit the Tom's decal and use Tom's distinctive coloring schemes on Distributor's trucks and on the Vending Machines in accordance with Tom's then-current specifications. Tom's may unilaterally from time to time and at any time, change such specifications and Distributor agrees to comply with such changes.
        (4) Distributor shall not carry, transport nor haul on, from or by Distributor's trucks used in furtherance of this Agreement nor sell from such trucks or Vending Machines any merchandise, products or personal property of any kind (nor carry on or operate from such trucks any other business or commercial activity) except as provided in Section II. of this Agreement.
     D. The license to use the Proprietary Marks is personal to Distributor and may not be transferred or assigned by Distributor without the prior written consent of Tom's. Said license is non-exclusive, and Tom's retains the right, among others, (i) to use the Proprietary Marks itself in connection with selling and distributing Products, other merchandise and services, and (ii) to grant other licenses for the Proprietary Marks in addition to the licenses already granted, and to use other proprietary marks.

XIV. INDEPENDENT CONTRACTOR; INDEMNIFICATION
     A. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them; that Distributor shall be an independent contractor; and that nothing in this Agreement is intended to constitute either party a legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.
     B. During the term of this Agreement and any extensions hereof, Distributor shall hold itself out to the public as an independent contractor operating the business pursuant to this Agreement. Distributor agrees to take such action as may be necessary, including, without limitation, exhibiting a notice of that fact in a conspicuous place in the Warehouse and on Distributor's vehicles, the content of which Tom's reserves the right to specify. Tom's will accept such notice in substantially the following form:
"Owned and operated by ___________, an independent contractor."
     C. It is understood and agreed that nothing in this Agreement authorizes Distributor to make any contract, agreement, warranty, or representation on Tom's behalf, or to incur any debt or other obligation in Tom's name; and that Tom's shall in no event assume liability for, or be deemed liable hereunder as result of, any such action; nor shall Tom's be liable by reason of any act or omission of Distributor in Distributor's conduct of the Tom's Distributorship or for any claim or judgment arising therefrom against Distributor or Tom's.
     D. Distributor shall be responsible for the hiring, compensation, termination and all other matters relating to any persons or entities employed or contracted by the Distributor to perform the Distributor's duties and functions under this Agreement and Distributor shall, with respect to all such persons or entities, perform all obligations and discharge all liabilities imposed upon employers under labor, wage-hour, worker's compensation, unemployment compensation or insurance, social security and other federal, state and local laws and regulations.

     E. Distributor shall indemnify and hold Tom's, and Tom's officers, directors, shareholders, and employees in their corporate and individual capacities, harmless against any and all losses, expenses, damages, injuries, judgments, claims, liabilities, attorney's fees, and litigation expenses arising directly or indirectly from, as a result of, or in connection with Distributor's operation of the Tom's Distributorship, including, without limitation, that which arises from a proposed assessment or assessment of employment taxes against Tom's in connection with the services performed by Distributor or arising out of or relating to the employment relationship between Distributor and its employees, agents or subcontractors performing services on behalf of Distributor.

XV. WARRANTIES AND WAIVERS
     A. Tom's makes no warranties or guarantees upon which Distributor may rely, and assumes no liability or obligation to Distributor, by providing any waiver, approval, consent, or suggestion to Distributor in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.
     B. No delay, waiver, omission, or forbearance on the part of Tom's to exercise any right, option, duty or power arising out of any breach or default by Distributor under any of the terms, provisions, covenants, or conditions hereof, shall constitute a waiver by Tom's to enforce any such right, option, duty, or power as against Distributor, or as to subsequent breach or default by Distributor. Acceptance by Tom's of any payments due to it hereunder shall not be deemed to be a waiver by Tom's of any preceding breach by Distributor of any terms, provisions, covenants, or conditions of this Agreement.

XVI. NOTICES
     Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, mailed by certified or registered mail, return receipt requested, or delivered by a nationally recognized overnight carrier or courier service, to the respective parties at the addresses shown below the parties' signatures unless and until a different address has been designated by written notice to the other party. Any notice sent by certified or registered mail or by overnight carrier or courier shall be deemed to have been given at the date and time of mailing or delivery to the overnight carrier or courier and, if personally delivered, upon delivery.

XVII. ENTIRE AGREEMENT
     This Agreement, the documents referred to herein, and the Appendices attached hereto constitute the entire, full, and complete Agreement between the parties concerning the subject matter hereof, and supersede all prior agreements between the parties concerning the subject matter hereof, and all rights, if any, of either party hereto which may have arisen out of a prior course of dealing. Except for those permitted to be made unilaterally by Tom's hereunder, no amendment, change, or variance from this Agreement shall be binding on the parties unless mutually agreed to by the parties in writing.

XVIII. SEVERABILITY AND CONSTRUCTION
     A. Except as expressly provided to the contrary herein, each term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other terms, and/or provisions of this Agreement; and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid terms and/or provisions shall be deemed not to be a part of this Agreement.
     B. Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Distributor, Tom's, Tom's officers, directors, and employees any rights or remedies under or by reason of this Agreement.
     C. Distributor expressly agrees that if a court of competent jurisdiction determines or if, from any circumstances whatsoever, it becomes evident that the fulfillment of any provision of this Agreement involves transcending the limit of validity prescribed by any applicable law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and such obligation shall be valid and binding to the limit of such validity.

     D. All provisions of this Agreement which, by their terms or intent, are designed to survive the expiration or termination of this Agreement, shall so survive.

XIX. APPLICABLE LAW; LIMITATION ON LEGAL RIGHTS;
     A. This Agreement takes effect and shall be deemed entered into upon its acceptance and execution by Tom's in Georgia, and shall be interpreted and construed under the procedural and substantive laws thereof, which laws shall prevail in the event of any conflict of law.
     B. The Distributor agrees that any action brought by Distributor against Tom's in any court, whether federal, state or provincial, shall be brought within the State of Georgia in the judicial district in which Tom's has its principal place of business, and Distributor does hereby waive all questions of personal jurisdiction or venue for the purposes of carrying out this provision. Distributor agrees that Tom's shall have the option either (i) to bring an action against Distributor in any court, whether federal, state or provincial within the State of Georgia in the judicial district in which Tom's has its principal place of business, in which case Distributor waives all questions of personal jurisdiction or venue for purposes of carrying out this provision; or
(ii) to bring an action against Distributor in any other court having jurisdiction over the parties and matters involved. It is expressly agreed between the parties hereto that the terms of this Section XIX.B. shall survive any termination of this Agreement and the same shall be controlling with respect to any such action arising hereunder or in connection herewith.
     C. No right or remedy conferred upon or reserved to Tom's by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy of Tom's herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

XX. ACKNOWLEDGMENTS
     A. Distributor acknowledges that it has conducted an independent investigation of the business contemplated hereunder and recognizes that the business venture contemplated by this Agreement involves business risks and that Distributor's success will be largely dependent upon the ability of Distributor as an independent businessperson. Tom's expressly disclaims the making of, and Distributor acknowledges that Distributor has not received, any warranty, representation, covenant or guarantee, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.
     B. Distributor acknowledges that Distributor has read and understands this Agreement, the Appendices hereto, and agreements relating hereto, if any, and that Tom's has encouraged Distributor to consult and accorded Distributor ample time and opportunity to consult with advisors of Distributor's own choosing about the potential benefits and risks of entering into this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Agreement on the day and year first above written.


                                          TOM'S FOODS INC.

                                          By:______________________________
                                              Title:_______________________

                                          Address:  900 - 8th Street
                                                    P. O. Box 60
                                                    Columbus, Georgia 31902

__________________________        ________________________________________(SEAL)
Witness                                          DISTRIBUTOR

__________________________        ________________________________________(SEAL)
Witness                                          DISTRIBUTOR

__________________________        ________________________________________(SEAL)
Witness                                          DISTRIBUTOR


                                  Address:_____________________________________
                                          _____________________________________
                                          _____________________________________





                                   GUARANTY

     The undersigned Principal Shareholder or Principal Partner, if Distributor is a corporation, partnership or other business entity, owns a beneficial interest in Distributor; has read this Agreement; agrees to be individually and personally bound by all obligations of Distributor hereunder; and agrees to irrevocably and unconditionally guarantee the full performance of this Agreement by Distributor and the prompt and full payment when due of any and all amounts owed by Distributor to Tom's referenced in or provided for under this Agreement. To enforce the liability of the undersigned hereunder, Tom's shall not be required first to give the undersigned notice of Distributor's default or to take any action against or to obtain or attempt to obtain any judgment against Distributor. The undersigned acknowledges and agrees that this Guaranty shall be governed by the laws of Georgia, and the undersigned hereby waives any rights under O.C.G.A. Section 10-7-24.

     If this Guaranty is executed by more than one person, then all of the persons so executing agree to be jointly and severally liable for all of the obligations and liabilities of the Principal Shareholder or Principal Partner as provided herein.



__________________________        _____________________________________________
Witness                           Principal Shareholder/Principal Partner

__________________________        _____________________________________________
Witness                           Principal Shareholder/Principal Partner

__________________________        _____________________________________________
Witness                           Principal Shareholder/Principal Partner

                                  APPENDIX A

                             AFFILIATED PRODUCTS

                                  APPENDIX B

                         WAREHOUSE/LOCATION AND AREA

                                  APPENDIX C

                              TOM'S PRODUCT LIST

                                  APPENDIX D

                                  INSURANCE



Pursuant to Section VIII. of this Agreement, Distributor shall procure and maintain in effect the following types and amount of insurance, to-wit:

1. A vehicle liability policy with not less than the following minimum limits:

        a) Bodily injury in the amount of $500,000 each person; $1,000,000 each accident
        b) Property damage in the amount of $100,000

     The bodily injury coverage may be a combination of base and umbrella coverage, provided the combined coverage is a minimum of $500,000.


2. A comprehensive general liability policy with not less that the following minimum limits:

        a) Bodily injury in the amount of $500,000 each person; $1,000,000 each occurrence
        b) Property damage in the amount of $100,000

     The bodily injury coverage may be a combination of base and umbrella coverage, provided the combined coverage is a minimum of $500,000.


3.   Workman's Compensation Insurance as required by state law.




The policy (or policies) of insurance described above must name TOM'S FOODS INC. as an "additional insured" and you or your agent must send written evidence of this to:

                                     TOM'S FOODS INC.
                                     Attention:  Distributor Administration
                                     P. O. Box 60
                                     Columbus, GA  31902

                                  APPENDIX E



A.   VALUATION OF THE TOM'S DISTRIBUTORSHIP AND ITS ASSETS

     The fair market value of the Tom's Distributorship and its assets, shall be equal to a multiple of 3.5 times the average annual Net Cash Flow over the preceding three (3) years. Distributor acknowledges that the value of the Tom's Distributorship and/or its assets and the ability to secure customer and Vending Machine locations are due in large part to the goodwill created by Tom's through its promotion and support of the Products and the Proprietary Marks. Tom's will, at Tom's option, pay Distributor for the purchase of the Tom's Distributorship or applicable assets in cash or in cash plus a promissory note providing for deferred payments to Distributor over a period not to exceed five (5) years. Any other specific terms with regard to the financing of Tom's purchase shall be mutually agreeable to Tom's and Distributor.



B.   ADEQUATE CAPITALIZATION OF THE TOM'S DISTRIBUTORSHIP

     Absent other factors, Tom's considers 50% cash down and a current ratio (current assets divided by current liabilities) of 2 to 1 as adequate capitalization for the Tom's Distributorship. Any cash investment and working capital shall be paid from the transferee's own resources and shall not be borrowed funds.



C. INFORMATION TOM'S MAY REQUIRE IN CONNECTION WITH VALUATION OF THE TOM'S DISTRIBUTORSHIP, ITS DUE DILIGENCE PROCESS OR THE REVIEW OF A THIRD PARTY OFFER

     1. An accurate and complete list of all of the assets of the Tom's Distributorship to be sold (including serial numbers where applicable);

     2. All of Distributor's financial statements and records for at least the preceding three (3) years (including without limitation, federal and state income tax returns, income statements, balance sheets and cash flow statements); and

     3. Any other information that Tom's may request (including, without limitation, historical product mix, customer location and account lists, volume by location or account, product mix by location, customer contracts, and leases).

All of the above when submitted to Tom's must be verified under oath by Distributor to be true, accurate and complete.

                                  APPENDIX F

                                 DELIVERY FEE




      (i) Supermarket/Mass Merchandisers. 27% of DPL less 2% discount on Products delivered to supermarket, military and/or mass merchandisers.

      (ii) Convenience Stores. 31% of DPL less 2% discount on Products delivered to convenience stores.

      (iii) Affiliated Products. 27% of net sales price to Distributor on Affiliated Products.

      (iv) Agency Bid. 16% of DPL less 2% discount on Products delivered to National Accounts whose business is acquired through a bidding process (excluding military).